Exhibit 10.4
PERFORMANCE SHARE AWARD AGREEMENT
PNM RESOURCES, INC.
OMNIBUS PERFORMANCE EQUITY PLAN

PNM Resources, Inc., a New Mexico corporation, (“PNMR” or the “Company”) hereby awards to __________, (the “Grantee”), a Participant in the PNM Resources, Inc. Omnibus Performance Equity Plan (the “Plan”), as it may be amended, a Performance Share Award (the “Award”) for the number of shares of Common Stock of Company (“Stock”) specified in Section 2 below. The grant is made effective as of the __th day of February, 2007.

Capitalized terms used in this Performance Share Award Agreement (the “Agreement”) and not otherwise defined herein shall have the meanings given to such terms in the Plan.

1.  Target Award. Pursuant to the provisions of the Plan, the Human Resources and Compensation Committee (the “Committee”) of Company’s Board of Directors adopted the Long-Term Performance Share Program (the “Program”), which established the general guidelines pursuant to which Performance Shares would be granted by the Committee. The Committee amended the Program effective as of January 1, 2004 and Grantee previously received a copy of the amended Program document. In accordance with the provisions of the amended Program, the Committee established a “Target Award” of ______ shares for Grantee. The Target Award was subject to adjustment in accordance with the provisions of the Program, as described in Section 2.

2.  Performance Goals. Pursuant to the Program, Grantee is entitled to an award of Performance Shares only if Company’s “Total Shareholder Return” (“TSR”), as that term is defined in the Program document, is at the 40th percentile or higher of companies in the S & P Midcap 400 Utility Index (the “Index”) for the relevant “Performance Period”. The “Performance Period” covered by this Award Agreement is the period beginning on January 1, 2004 and ending on December 31, 2006. Under the Program, Participants may earn from 0% to 200% of the Target Award, depending on Company’s TSR.

For the Performance Period, Company’s TSR was ___, placing it in the __ percentile of companies included in the Index. As a result, Grantee is entitled to an award of Performance Shares equal to ___% of the Target Award. Grantee, accordingly, is hereby awarded ____ Performance Shares for the Performance Period.

3.  Form and Timing of Delivery of Certificate. Within an administratively reasonable period of time following the date of this Award Agreement, and after satisfaction of all applicable withholding requirements, Grantee shall receive a Stock certificate evidencing Grantee’s ownership of the number of Performance Shares specified in Section 2.

Section 409A of the Code imposes a number of requirements on “non-qualified deferred compensation plans and arrangements.” Based on regulations proposed by the Internal Revenue Service, the Company has concluded that this Performance Share Award Agreement is subject to Section 409A. The Company also has concluded, however, that since the Stock Certificate evidencing the Performance Shares granted hereunder will be issued within an administratively reasonable period after the date on which the Performance Period ends and Grantee obtains a vested right to the Performance Shares, the award of Performance Shares qualifies for the short-term deferral exception to Section 409A. In order to ensure compliance with the short-term deferral exception, the Company shall issue the Stock Certificate as soon as possible after the date of the Agreement and in any event by March 15, 2007. If for some unforeseen reason it is administratively impracticable to issue the Stock Certificate by March 15, 2007, the Stock Certificate shall be issued as soon as reasonably practicable following March 15, 2007 and in no event later than December 31, 2007. Under no circumstances may the time or schedule of receipt of the Stock Certificate hereunder be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A. Grantee does not have any right to make any election regarding the time or form of any payment. This Agreement and the Plan shall be operated in compliance with Section 409A and each provision of this Agreement and the Plan shall be interpreted, to the extent possible, to comply with Section 409A.

4.  Withholding and Deductions. The Company shall have the right to deduct from any payments made by the Company to the Grantee, any federal, state or local taxes of any kind as are required by law to be withheld with respect to the Performance Shares granted hereunder. The Company also shall have the right to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for withholding and payment of such taxes, including, in its sole discretion, and subject to the provisions of applicable law and to any conditions the Committee may determine to be necessary in order to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act, to permit the Grantee, at the Grantee’s election, to satisfy, in whole or in part, any tax withholding obligation which may arise in connection with the Performance Shares by requesting that the Company withhold shares of Stock having a Fair Market Value of the Stock equal to the amount of the income tax withholding. Any shares of Stock deliverable to the Grantee under the terms of this Agreement also are subject to offset by the Company, and the Grantee hereby authorizes such offset, to liquidate and reduce any outstanding debt or unpaid sums owed by the Grantee to the Company or its successor.

5.  Dividend Equivalents. Grantee is not entitled to receive a dividend equivalent with respect to the Performance Shares awarded pursuant to the Program and this Agreement.

6.  Compliance with Exchange Act. If Grantee is subject to Section 16 of the Exchange Act, Performance Shares granted pursuant to this Award are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.

7.  Non-Assignability. Grantee’s rights under this Agreement shall not be transferable other than by will or by the laws of descent and distribution.

8.  Voting Rights. Grantee will have no voting rights with respect to the Performance Shares until delivery of the Stock certificate in accordance with Section 3.

9.  Tax Issues. Pursuant to Section 83 of the Code, the value of the Performance Shares will be taxed as ordinary income as of the date distributed to Grantee.

10.  Employment Agreement. Notwithstanding anything to the contrary contained in this Agreement, (a) neither the Plan nor this Agreement is intended to create an express or implied contract of employment for a specified term between Grantee and Company and (b) unless otherwise expressed or provided, in writing, by an authorized officer, the employment relationship between Grantee and Company shall be defined as “employment at will” wherein either party, without prior notice, may terminate the relationship with or without cause.

11.  Regulatory Approvals and Listing. Company shall not be required to issue any certificate for shares of Stock prior to satisfying any regulatory approval, registration, qualification or other requirements of the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Committee, in its sole discretion, shall determine to be necessary or advisable. (See Section 20.1 of the Plan).

12.  Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan and the Program documents. The Committee shall have the sole and complete discretion with respect to the interpretation of this Agreement and the Plan and the Program documents as well as all matters reserved to it by the Plan.

13.  Waiver and Modification. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing signed by Company.

14.  Validity and Construction. The validity and construction of this Award shall be governed by the laws of the State of New Mexico.

MANY OF THE PROVISIONS OF THIS AWARD AGREEMENT ARE SUMMARIES OF SIMILAR PERTINENT PROVISIONS OF THE PLAN OR PROGRAM DOCUMENTS. TO THE EXTENT THIS AGREEMENT IS SILENT ON AN ISSUE OR THERE IS A CONFLICT BETWEEN THE PLAN OR THE PROGRAM DOCUMENTS AND THIS AGREEMENT, THE PROVISIONS OF THE PLAN OR PROGRAM DOCUMENTS SHALL CONTROL.

IN WITNESS WHEREOF, the Company has caused this Performance Share Award Agreement to be executed, effective as of February __, 2007.

PNM RESOURCES, INC.

By
JEFFRY E. STERBA
Chairman, President and Chief Executive Officer

ACKNOWLEDGEMENT

By signing below, the Grantee acknowledges receipt of a copy of the Performance Share Award Agreement dated February ___, 2007, the Plan and the Program document and further acknowledges that the Performance Shares granted under the terms of the Award Agreement are governed by the terms and conditions of the Plan, the Program document and the Award Agreement.

_____________________________________
(Name of Grantee)

_____________________________________
(Signature of Grantee)

LONG-TERM PERFORMANCE SHARE PROGRAM
Amended Effective January 1, 2004

INTRODUCTION

PNM Resources, Inc. (the “Company”) has adopted the PNM Resources, Inc. Omnibus Performance Equity Plan (the “PEP”). Under the PEP, the Board Governance and Human Resources Committee* (the “Committee”) of the Company’s Board of Directors has the power to issue Performance Shares (the “Awards”). The PNM Resources, Inc. Long-Term Performance Share Program (the “Program”) sets forth the general guidelines pursuant to which Performance Shares will be made under the PEP.

(* now known as the Human Resources and Compensation Committee)

All Awards granted pursuant to the Program will subject to the PEP and will be evidenced in an Award agreement. The Award agreement will be in a form approved by the Committee that will contain such terms and restrictions as are appropriate under the PEP. The Committee reserves the right to make grants of Awards separate from this Program and in accordance with the terms of the PEP. The following describes the objectives of the Program, its various elements, and how the Program is intended to function.

PROGRAM OBJECTIVES

Through grants of Awards, the Program is designed to motivate and retain participants by rewarding them for their contributions towards the Company’s achievement of superior financial performance measured by comparison to other companies in the industry.

EFFECTIVE DATES

The Program is effective for the period from January 1, 2004 until the termination of the PEP, or until the Committee so designates, whichever is earlier. The Committee reserves the right to adjust, amend or suspend the Program in its discretion.

ADMINISTRATION

The Program will be administered by the Committee. The Committee will have the sole authority and discretion to interpret the Program, approve Awards and perform all other duties necessary to administer the Program. The Committee’s interpretation of the Program, any Awards granted under the Program, any Agreement issued under the Program, and all decisions and determinations by the Committee with respect to the Program are final, binding, and conclusive on all parties.

ELIGIBILITY

As a general matter, all Officers of the Company and its affiliates shall participate the Program, but the Committee retains discretion to select eligible participants from among employees of the Company and its affiliates.

PROGRAM DESCRIPTION

•	Overview

Awards may be issued to participants when the Company’s Total Shareholder Return (TSR) is at the 40th percentile or above of companies in the S&P Midcap 400 Utility Index for each Performance Period. A target number of shares is set for each participant level (the “Target”). Participants may earn a minimum of 0% up to a maximum of 200% of the Target Award.

•	Award Opportunity

Award amounts are based on the Company’s TSR performance relative to companies in the S&P Midcap 400 Utility Index for each Performance Period. Results will be interpolated between the established targets below to reward for incremental performance. The Target Award for each award level are as follows:

Award Level	Target Award
Chair, President and CEO	6,000 Performance Shares
Executive Vice Presidents	3,000 Performance Shares
Senior Vice Presidents	1,800 Performance Shares
Vice Presidents	800 Performance Shares

Awards are paid for PNM Resources, Inc. TSR performance relative to companies in the S&P Midcap 400 Utility Index as follows:

Performance	Award
85th percentile and above	200% of target award
55th percentile	100% of target award
40th percentile	50% of target award
Less than 40th percentile	0%

Note: Participants that are hired after the start date of a Performance Period will be eligible for a pro-rata award.

The issuance of Awards under the Program will be subject to the availability of shares of stock under the PEP.

•	TSR Calculation

TSR will be calculated by using the average stock price over the first 30 days and the last 30 days of the Performance Period.

•	Performance Period

The “Performance Period” will be a three-year period beginning with the 2004 calendar year. A new Performance Period will begin each year thereafter. Thus, the Performance Periods will overlap.

•	Award Frequency

In general, Awards will be granted upon completion of each Performance Period. This means that there will be grants made at the end of each 3-year rolling Performance Period.

•	Award Payouts

Awards will be issued to Participants in the form of Company common stock as soon as administratively possible after completion of the then current Performance Period and calculation of the Company’s TSR performance. Awards issued to Participants will not be subject to any restrictions.

•	Disposition of Awards to Employees Who Terminate Employment

Under the Program, no performance shares will be issued to participants until they are fully earned. As a result, participants will not have unvested performance shares in the traditional sense. Participants who terminate employment due to death, disability, retirement, impaction or change in control shall receive pro-rata shares for the number of full months of service during the Performance Period. Distribution of shares shall be at the same time as payment is made to those participants who did not terminate service during the performance period.

Awards will not be issued to any participant who voluntarily or involuntarily terminates employment prior to the end of a Performance Period for any reason other than those described above.

•	Voting Rights

During the Performance Period, participants will have no voting rights with respect to unissued Awards.

•	Dividend Equivalents and Other Distributions

During the Performance Period, participants will not be entitled to receive dividend equivalents or other distributions for any unissued Awards.

•	Tax Implications

The full value of the shares is taxed as ordinary income upon award.